SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August22, 2011

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01 Other Events.

Amerityre Corporation Provides Operational Update

Boulder City, Nevada, August 22, 2011 - Amerityre Corporation’s (OTCBB: AMTY.OB) fiscal fourth quarter unaudited product revenues were approximately $1.1 million, 20% above fiscal fourth quarter 2010 product revenue and the highest quarterly product revenue in company history. Almost all fourth quarter revenue came from polyurethane foam product sales. Fiscal fourth quarter 2011 unaudited net loss decreased significantly compared to the same period last year.

In May, the Board of Directors appointed Chairman Tim Ryan as CEO. Development of products which require significant additional R&D or capital has been suspended until such time as the Company is profitable and the new leadership has reevaluated these products. Amerityre is focused on products it can currently produce and sell profitably. Such products exist in three tire market segments: polyurethane foam, solid forklift and agricultural.

In order to increase sales in these three tire markets, the Company hired three additional sales people and restructured the sales team by geography andby product. Amerityre now has sales coverage in areas of the United States where it previously had no presence, including Texas and the Northeast. Although this restructuring did not take place until late in our fourth quarter, initial indications are positive. Unaudited June product sales were approximately $528,000, the best month in the Company’s history, and unaudited July and August sales are tracking above the same period last year.

During the fourth quarter, Amerityre engaged numerous technical specialists to reengineer our forklift tire manufacturing process to improve quality and performance. These consultants included a manufacturing engineer, a chemist and a process engineer. In May, Amerityre introduced the new forklift tire at the MHEDA (Material Handling Equipment Association) convention in Phoenix, AZ. The introduction peeked interest from material handling dealers across the country. This interest resulted in twenty four new dealer orders during the past 60 days. Amerityre has entered into a distribution agreement with Tire Group International of Miami, FL for exclusive distribution of forklift tires to their existing customer base in Latin America. This relationship is expected to give Amerityre a gatewayinto expanding foreign markets. Achieving current forklift tire production capacity would not affect polyurethane foam tire production capacity.

Amerityre has developed two products for the agricultural tire market, one used in irrigation and one used in planting. Both products have successfully field tested and we are currently developing sales and marketing strategies and manufacturing plans for these products. Commercial sales of the irrigation product commenced in July and advanced orders began building in August.

Amerityre’s Board of Directors believes the greatest risk to successful execution of the above discussed strategies is the Company’s ability to attract and maintain managers capable of executing those strategies. Given the Company’s limited financial resources, it is challenged to provide market rate compensation to its managers, consultants and Board members. In order to address these challenges and limitations, numerous Board members have become involved in Company operations and the Compensation Committee is using stock and stock options to compensate managers, consultants and Board members.

On July 6th, the Board of Directors cancelled the “2004 Non-Employee Directors’ Stock Incentive Plan” and approved the “Directors’ 2011 Stock Option and Award Plan.” 3,300,000 shares are authorized under the 2011 Plan. Each director was granted options to purchase 300,000 shares at that day’s closing price, $0.17. The options vest over three years as follows: 100,000 on June 30, 2012, 100,000 on June 30, 2013 and 100,000 on June 30, 2014. These options expire two years after vesting. The Board member who serves as Audit Chair during the fiscal year will receive an addition 50,000 options per year under the same terms.Tim Ryan has been awarded 100,000 shares for his work as CEO during the fourth quarter and Wayne Arnett has been awarded 100,000 shares for his work on special projects during the fourth quarter.

The Board believes that recently awarded stock-based compensation will be adequate to compensate and retain key individuals until such time as the Company is able to pay market rate cash compensation. The Board also believes this stock-based compensation will serve to align the long-term interests of key individuals with those of shareholders.

Ten convertible notes totaling $755,800 mature between August 24 and September 20, 2011. The Notes bear six percent simple interest and $45,348 of cash interest expense is payable between these two dates. Amerityre has sufficient cash to meet the Notes’ interest obligation. The Notes are convertible into common shares at $0.35. Board members have been in communication with all ten Note holders during the past 60 days. While no formal agreements are place at this time, discussions with Note holders indicate the maturities will be satisfied through a combination of conversions, maturity extensions, and cash available for redemptions.

CEO Tim Ryan commented that while considerable work still needs to done in order for Amerityre reach its potential in the tire industry and create shareholder value, the Company made solid progress last quarter. Our manufacturing, finance and sales teams all delivered critical improvements. Sales growth resumed and the company is trending towards profitability. This momentum has carried over into fiscal 2012 with positive developments in all three of our market segments. We look forward to updating stakeholders again later this year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  August 22, 2011

AMERITYRE CORPORATION

By: /S/ Timothy Ryan

Timothy Ryan

Chairman of the Board & Chief Executive Officer